Exhibit 99.1

ARQULE, INC.

2016 Annual Meeting

Report of Matters Voted Upon by Stockholders

1.        The 2016 Annual Meeting of Stockholders of ArQule, Inc.  (the “Annual Meeting”) was held at the Boston Burlington Marriott, One Mall Road, Burlington, Massachusetts on May 24, 2016 commencing at 10:00 a.m. pursuant to notice properly given.

2.        At the close of business on March 31, 2016, the record date for the determination of stockholders entitled to vote at the Annual Meeting, the outstanding voting securities of the Company were 71,062,822 shares of common stock, $0.01 par value.  Each of the outstanding shares was entitled to one vote on the matters before the Annual Meeting.

3.        At the Annual Meeting 65,929,387 shares of the Registrant’s issued and outstanding common stock, were represented in person or by proxy, constituting a quorum.

4.        At the Annual Meeting, each of the following nominees for director received the respective number of votes set forth opposite his name, constituting a plurality of the votes cast, and was duly elected as a director of the Registrant:

Name of Nominee	Votes For	Withheld Authority
Susan L. Kelley, M.D.	50,839,290	445,190
Michael D. Loberg, Ph.D.	50,841,323	443,157

Broker Non-votes: 14,644,907  shares

5.        The following table sets forth the tally of the votes cast on the proposal to ratify the selection of PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2016.

Votes For	Votes Against	Votes Abstaining
65,606,547	242,752	80,088

Broker Non-votes: 0 shares

6.        The following table sets forth the tally of the votes cast on the proposal to approve, by non-binding vote, the compensation of our named executive officers

Votes For	Votes Against	Votes Abstaining
48,482,576	315,195	2,486,709

Broker Non-votes: 14,644,907 shares